Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2011 Second Quarter Results

BOULDER, COLORADO, November 5, 2010 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of independent general motion picture entertainment, today reported its results for the fiscal second quarter and six month period ended September 30, 2010.

“New Frontier Media has made meaningful progress towards its fiscal 2011 objectives,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “We have been successful in growing our Transactional TV international revenue with little incremental investment in the business thus far, and we recently launched our content in Asia and are optimistic that this region will provide another opportunity to expand our international revenue.  During the most recent quarter, we began making additional investments to support and further expand the international services.  Those investments have included the licensing of new pay-per-view channels in Latin America and Europe as well as the addition of storage equipment to support international content packages.  We believe these investments will allow us to further expand our services into international markets and provide us with the necessary infrastructure for success.”

Mr. Weiner continued, “We were also encouraged by the slight increase in our sequential Transactional TV segment revenue as compared to the first quarter of fiscal year 2011 and believe this may be a further indication of the stabilization of the segment’s domestic revenue.  We have stabilized the Transactional TV segment’s domestic VOD revenue through a variety of initiatives with our customers including changing our programming mix, offering new content packages and further testing of value driving price initiatives.  Additionally, we are currently executing initiatives that we believe will improve our domestic pay-per-view revenue.”

“For the Film Production segment, we continue to execute against our strategic objectives.  We are distributing mainstream repped content to domestic VOD platforms, and we expect to complete a producer-for-hire arrangement by the end of the fiscal year.  Although the film markets continue to be challenging as evidenced by the non-cash charges that were incurred during the most recent quarter, we believe the Film Production segment continues to provide the Company with opportunities.”

“As of September 30, 2010, our cash balances continue to be solid at $14.8 million despite our $3.6 million investment in a producer-for-hire project, our $0.4 million use of cash to repurchase shares, and our other uses of cash to invest in the expansion of our international services.  We believe these investments will provide shareholder return over the long-term and overall, New Frontier Media will continue to be a leader in its industry for the foreseeable future,” concluded Mr. Weiner.

Second Fiscal Quarter Financial Highlights: September 30, 2010 Compared to September 30, 2009

•                  Revenue was approximately $11.2 million as compared to $11.4 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $9.1 million as compared to $9.3 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue increased to $5.5 million as compared to $5.0 million in the same prior year quarter.  The increase was due to incremental international revenue from (a) new customer launches, (b) improved content performance and gains in shelf space among existing customers, and (c) adjustments to existing customer menu structures.  Domestic VOD revenue was generally flat, and we believe the stabilization of the revenue was due to programming mix adjustments and recently launched new content packages.

•                  Pay-per-view (“PPV”) revenue declined to $3.4 million as compared to $4.2 million in the same prior year quarter primarily due to a $0.5 million decline in revenue from the loss of a channel on a U.S. digital broadcast satellite (“DBS”) platform in November 2009. Revenue from other DBS and top 10 cable operators in the U.S. also declined, and we believe the decline was due to lower consumer spending.  The declines in domestic PPV revenue were partially offset by a $0.1 million increase in international PPV revenue.

•                  Film Production segment revenue increased to $1.9 million from $1.7 million in the same prior year quarter primarily due to additional revenue from the distribution of mainstream repped content on domestic VOD platforms.

•                  Direct-to-Consumer segment revenue was approximately $0.2 million and was generally consistent with the same prior year quarter.

•                  Cost of sales increased to $4.3 million as compared to $4.0 million in the same prior year quarter due to higher transponder and transport costs incurred primarily to support the Transactional TV segment’s international distribution of PPV and VOD content.  Employee costs and content amortization costs also increased within the Transactional TV segment as a result of our efforts to grow both domestic and international revenue.

•                  Operating expenses increased to $7.2 million as compared to $5.5 million in the same prior year quarter and were primarily impacted by:

•                  a $0.3 million increase in Transactional TV segment expenses including (a) a $0.1 million increase in depreciation expenses from storage equipment purchased primarily to support international growth initiatives, (b) a $0.1 million increase in costs related to a prior year quarter settlement gain with a vendor that did not recur, and (c) additional advertising and promotion costs related to efforts to grow domestic revenue;

•                  a $1.1 million increase in Film Production segment expenses including (a) a $0.6 million non-cash film cost impairment charge, (b) a $0.3 million non-cash increase in the allowance for unrecoverable recoupable costs and producer advances, and (c) a $0.2 million severance charge related to the departure of one the segment’s Co-Presidents; and

•                  a $0.2 million increase in Corporate Administration segment expenses primarily due to higher employee costs from stock option awards issued in the third and fourth quarters of fiscal year 2010 as well as certain annual salary increases.

•                  The loss from continuing operations was $0.2 million, or $0.01 per share, as compared to income from continuing operations of $1.1 million, or $0.06 per share, in the same prior year quarter.

Fiscal Year to Date Financial Highlights:  September 30, 2010 Compared to September 30, 2009

For the six month period ended September 30, 2010, net sales were $23.6 million as compared to $23.9 million in the same prior year period.  The Company reported net income from continuing operations during the six month period ended September 30, 2010 of $0.4 million, or $0.02 per share, compared to $2.1 million, or $0.11 per share, in the same prior year period.  Cash flows from operating activities of continuing operations during the six month period ended September 30, 2010 were $0.4 million as compared to $2.9 million during the same prior year period.  Cash flows from operating activities of continuing operations during the six month period ended September 30, 2010 reflect $3.6 million of cash outflows invested in a producer-for-hire arrangement, and the Company expects to fully recover these amounts in the next six months.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-1467. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on November 5, 2010 at (800) 406-7325, access code 4380641.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements under Section 27A of the 1933 Act and Section 21E of the 1934 Act. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectation that we will complete a producer-for-hire arrangement by the end of the fiscal year, our stated expectation regarding the full recovery of the producer-for-hire costs in the next six months, and our statement regarding our belief related to the Company’s ability to expand its services into international markets by way of strategic investments, are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent annual report on Form 10-K, as amended, and other periodic filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers transactional, adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators world-wide. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc.,

contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009

Net revenue	$11,162	$11,375	$23,616	$23,862

Cost of sales	4,265	4,039	9,328	8,455

Gross margin	6,897	7,336	14,288	15,407

Operating expenses excluding impairment charges	6,549	5,474	13,019	11,914
Charge for asset impairments	624	—	624	—
Total operating expenses	7,173	5,474	13,643	11,914

Operating income (loss)	(276)	1,862	645	3,493

Other expense	(10)	(45)	(14)	(111)

Income (loss) from continuing operations before income tax benefit (expense)	(286)	1,817	631	3,382

Income tax benefit (expense)	91	(678)	(269)	(1,257)

Income (loss) from continuing operations	(195)	1,139	362	2,125

Loss from discontinued operations, net of income tax benefit of $0, $70, $5 and $162, respectively	$(1)	$(133)	$(8)	$(292)

Net income (loss)	$(196)	$1,006	$354	$1,833

Basic income (loss) per share:
Continuing operations	$(0.01)	$0.06	$0.02	$0.11
Discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)
Net basic income (loss) per share(1)	$(0.01)	$0.05	$0.02	$0.09

Diluted income (loss) per share:
Continuing operations	$(0.01)	$0.06	$0.02	$0.11
Discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)
Net diluted income (loss) per share(1)	$(0.01)	$0.05	$0.02	$0.09

Average outstanding shares of common stock	19,329	19,494	19,380	19,494
Common stock and common stock equivalents	19,329	19,498	19,380	19,498

(1) May not sum due to rounding.

Consolidated Balance Sheets

(in thousands)

	September 30, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,796	$17,187
Restricted cash	112	112
Accounts receivable, net	8,571	10,112
Deferred producer-for-hire costs	3,632	625
Taxes receivable	1,747	944
Prepaid and other assets	1,281	1,749
Total current assets	30,139	30,729
Equipment and furniture, net	5,902	4,557
Content and distribution rights, net	11,628	11,316
Recoupable costs and producer advances, net	3,431	3,421
Film costs, net	4,611	5,705
Goodwill	3,743	3,743
Other identifiable intangible assets, net	319	673
Deferred tax assets	437	349
Other assets	1,376	1,320
Total assets	$61,586	$61,813

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$979	$1,103
Producers payable	1,171	951
Deferred revenue	1,028	685
Accrued compensation	1,547	1,802
Deferred producer liabilities	1,155	1,377
Short-term debt	1,000	1,000
Deferred tax liabilities	109	107
Accrued and other liabilities	1,356	1,823
Total current liabilities	8,345	8,848
Taxes payable	309	309
Other long-term liabilities	441	528
Total liabilities	9,095	9,685

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,942	54,929
Accumulated deficit	(2,381)	(2,735)
Accumulated other comprehensive loss	(72)	(68)
Total shareholders’ equity	52,491	52,128
Total liabilities and shareholders’ equity	$61,586	$61,813

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Six months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$354	$1,833
Add: Loss from discontinued operations	8	292
Income from continuing operations	362	2,125
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,691	4,564
Share-based compensation	372	328
Deferred taxes	(85)	(19)
Charge for asset impairments	624	—
Changes in operating assets and liabilities:
Accounts receivable	1,839	500
Accounts payable	(116)	203
Content and distribution rights	(2,463)	(1,982)
Film costs	(789)	(955)
Deferred producer-for-hire costs	(3,007)	(1,989)
Deferred producer liabilities	(222)	118
Deferred revenue	363	14
Producers payable	220	(166)
Taxes receivable and payable	(798)	153
Accrued compensation	(255)	533
Recoupable costs and producer advances	(10)	374
Other assets and liabilities	(349)	(906)

Net cash provided by operating activities of continuing operations	377	2,895
Net cash used in operating activities of discontinued operations	(37)	(710)
Net cash provided by operating activities	340	2,185
Cash flows from investing activities:
Purchases of investments	—	(1,000)
Redemptions of investments	—	90
Purchases of equipment and furniture	(2,295)	(431)
Purchases of intangible assets	—	(18)

Net cash used in investing activities of continuing operations	(2,295)	(1,359)
Net cash used in investing activities of discontinued operations	—	(1)
Net cash used in investing activities	(2,295)	(1,360)
Cash flows from financing activities:
Purchases of common stock	(363)	—
Payment on short-term debt	—	(500)
Payment of long-term seller financing	(75)	(75)

Net cash used in financing activities of continuing operations	(438)	(575)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(438)	(575)

Net increase (decrease) in cash and cash equivalents	(2,393)	250
Effect of exchange rate changes on cash and cash equivalents	2	4
Cash and cash equivalents, beginning of period	17,187	16,049

Cash and cash equivalents, end of period	$14,796	$16,303

Segment Summary Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2010	2009	% change	2010	2009	% change

Net revenue from continuing operations
Transactional TV	$9.1	$9.3	-2%	$18.1	$19.0	-5%
Film Production	1.9	1.7	12%	5.2	4.3	21%
Direct-to-Consumer	0.2	0.3	-33%	0.4	0.6	-33%
Total net revenue	11.2	11.4	-2%	23.6	23.9	-1%

Cost of sales from continuing operations
Transactional TV	3.3	2.9	14%	6.3	5.9	7%
Film Production	0.6	0.7	-14%	2.4	1.8	33%
Direct-to-Consumer	0.3	0.4	-25%	0.6	0.8	-25%
Total cost of sales	4.3	4.0	8%	9.3	8.5	9%

Operating expenses from continuing operations
Transactional TV	2.6	2.3	13%	5.1	5.0	2%
Film Production	2.1	1.0	#	3.2	2.0	60%
Direct-to-Consumer	0.1	0.1	0%	0.2	0.2	0%
Corporate Administration	2.4	2.2	9%	5.1	4.7	9%
Total operating expenses	7.2	5.5	31%	13.6	11.9	14%

Operating income (loss) from continuing operations
Transactional TV	3.2	4.1	-22%	6.6	8.1	-19%
Film Production	(0.8)	0.1	#	(0.4)	0.4	#
Direct-to-Consumer	(0.3)	(0.2)	-50%	(0.5)	(0.3)	-67%
Corporate Administration	(2.4)	(2.2)	-9%	(5.1)	(4.7)	-9%
Total operating income (loss)	$(0.3)	$1.9	#	$0.6	$3.5	-83%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended September 30,			Six Months Ended September 30,
	2010	2009	% change	2010	2009	% change

Transactional TV
VOD	$5.5	$5.0	10%	$10.9	$10.1	8%
PPV	3.4	4.2	-19%	6.9	8.5	-19%
Other	0.1	0.2	-50%	0.2	0.4	-50%
Total	$9.1	$9.3	-2%	$18.1	$19.0	-5%

Film Production
Owned content	$1.0	$1.2	-17%	$3.0	$3.2	-6%
Repped content	0.8	0.5	60%	1.3	1.0	30%
Producer-for-hire and other	0.1	—	#	0.9	0.1	#
Total	$1.9	$1.7	12%	$5.2	$4.3	21%

Direct-to-Consumer
Net membership	$0.2	$0.3	-33%	$0.4	$0.6	-33%
Other	—	—	0%	—	0.1	#
Total	$0.2	$0.3	-33%	$0.4	$0.6	-33%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.